Exhibit 99.1

NEWS RELEASE

Investor Contact	Media Contact
Bill Walljasper	Sard Verbinnen & Co
Senior VP & Chief Financial Officer	Paul Caminiti/Andrew Cole/Brooke Gordon
515-965-6505	212-687-8080

Mark Harnett/Charlie Koons
MacKenzie Partners
212-929-5500

CASEY’S SHAREHOLDERS REELECT ALL CASEY’S BOARD NOMINEES
AT ANNUAL MEETING

ANKENY, IOWA – September 23, 2010 – Casey’s General Stores, Inc. (“Casey’s” or the “Company”) (NASDAQ: CASY) today announced that, based on a preliminary vote count provided by its proxy solicitor, shareholders have reelected by a wide margin all eight of the Company’s incumbent directors –Diane C. Bridgewater, Johnny Danos, H. Lynn Horak, Kenneth H. Haynie, William C. Kimball, Jeffrey M. Lamberti, Robert J. Myers and Richard A. Wilkey – to Casey’s Board of Directors at the Company’s Annual Meeting held earlier today.  Based on these preliminary results, the Alimentation Couche-Tard Inc. (“Couche-Tard”) (TSX: ATD.A, ATD.B) director nominees received less than 10% of shares voted.  These preliminary results also indicate that shareholders have rejected Couche-Tard’s by-law proposal.

Robert J. Myers, Casey’s President and Chief Executive Officer, said, “On behalf of Casey’s Board and management team, I would like to thank the Company’s shareholders for their overwhelming support.  We appreciate the confidence that Casey’s shareholders have placed in all of us, and we look forward to continuing to serve on their behalf.”

Final results of the voting at the annual meeting, which are expected shortly, will be announced once they are certified by IVS Associates, the inspector of election.

Goldman, Sachs & Co. is acting as financial advisor to Casey’s, and Cravath, Swaine & Moore LLP and Ahlers & Cooney, PC are providing legal advice. MacKenzie Partners, Inc. is acting as Casey’s proxy solicitor.

Important Information
In response to the tender offer commenced by Alimentation Couche-Tard Inc. (“Couche-Tard”), Casey’s General Stores, Inc. (“Casey’s”) has filed a solicitation/recommendation statement with the Securities and Exchange Commission (the “SEC”).  Investors and security holders are urged to read the solicitation/recommendation statement with respect to the tender offer and, when they become available, any other relevant documents filed with the SEC, because they contain important information.  Investors and security holders may obtain a free copy of the solicitation/recommendation statement with respect to the tender offer and other documents (when available) that Casey’s files with the SEC at the SEC’s website at www.sec.gov and Casey’s website at www.caseys.com. In addition, the solicitation/recommendation statement with respect to the tender offer and other documents (when available) filed by Casey’s with the SEC may be obtained from Casey’s free of charge by directing a request to Casey’s General Stores, Inc., Attn: Investor Relations, Casey’s General Stores, Inc., One Convenience Blvd., P.O. Box 3001, Ankeny, Iowa 50021-8045.

Forward-Looking Statements
This communication contains various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements represent our expectations or beliefs concerning future events that may not prove to be accurate.  The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions are used to identify forward-looking statements.  We caution you that these statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including the risk that our cash balances and cash generated from operations and financing activities will not be sufficient for our future liquidity and capital resource needs, competition in the industry in which we operate, changes in the price or supply of gasoline, tax increases or other changes in the price of or demand for tobacco products, potential liabilities and expenditures related to compliance with environmental and other laws and regulations, the seasonality of demand patterns, weather conditions, future actions by Couche-Tard in connection with its unsolicited tender offer to acquire Casey’s, the risk that disruptions or uncertainty from Couche-Tard’s unsolicited tender offer will divert management’s time and harm Casey’s relationships with our customers, employees and suppliers; the increased indebtedness that the Company has incurred to purchase shares of our common stock in our self tender offer; the price at which we purchased shares of our common stock in our self tender offer and the number of shares purchased in such offer; the price and time at which we may make any additional repurchases of our common stock following completion of our self tender offer as well as the number of shares acquired in such repurchases and the terms, timing, cost and interest rate on any indebtedness incurred to fund such repurchases; and the other risks and uncertainties included from time to time in our filings with the SEC.  Further, there can be no assurance that a transaction with 7-Eleven, Inc. (“7-Eleven”) will be reached on terms that the Casey’s Board of Directors (the “Board”) will determine are in the best interests of Casey’s, its shareholders and its other constituencies.  Moreover, even if the Board were to approve a transaction with 7-Eleven, there can be no assurance that the approved transaction will be consummated.  We further caution you that other factors we have not identified may in the future prove to be important in affecting our business and results of operations.  We ask you not to place undue reliance on any forward-looking statements because they speak only of our views as of the statement dates.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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